aptera

The next generation of clean energy vehicles is here.

Minimum Investment: $1,000
Share Price: $10.50
Minimum Target Offering: $25K · Maximum Offering: $5M
Invest Until: June 30, 2024
View Form C → · View all Filings →



More than 47,000 vehicle reservations.

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Total Amount Received - Awaiting Data




0:00 / 1:49

Electric Vehicles are growing

Bloomberg projects that Electric Vehicle sales will increase from 1.7 million vehicles in 2020 to 54 million by 2040. Aptera is looking to earn a significant portion of that growth.

Invest




2-passenger car drivers
140,000 units per year
Motorcyclists and 3-wheelers
120,000 units per year
600,000 units
per year
Environmental Advocates
120,000 units per year
Efficient Commuters
140,000 units per year
Energy Saving Advocates
80,000 units per year

A large market

Potential Aptera Market is 600,000 units per year, with sales ramping up to a rate of 20,000 units per year in 2026 (based on management team's expectations, see Form C for more information about forward-looking statements).

Aptera was created from the ground up with one purpose in mind — energy efficiency.



Our unique shape allows Aptera to slip through the air using 30% of the energy versus other electric and hybrid vehicles on the road today. That efficiency allows Aptera to have a much longer range than competitive electric vehicles.



Management Team



Steve Fambro

Co-CEO

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Chris Anthony

Co-CEO

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Anywhere you want to go

Whether commuting to work or camping off the grid, your options are limitless with Aptera. Each vehicle can generate enough solar power for up to 40 miles of free daily driving. Plus, with Aptera's Launch Edition vehicle, you can travel up to 400 miles on a single charge.

The average American drives less than 30 miles per day, so most Aptera owners will never have to plug their vehicle in to charge. This lessens the need for power grid improvements for EV adoption and makes Aptera the first EV that is grid independent.











Listening to drivers

We see the two largest barriers to electric vehicle adoptions as cost and range anxiety. With a low cost of ownership and ranges up to 1,000 miles, our vehicles overcome most purchasing hesitancy.

Powering a Healthy Planet

Each Aptera owner can significantly reduce their carbon footprint. Making everyone to do their part to keep our planet healthy for future generations.







doptions as cost and range anxiety.
0 miles, our vehicles overcome most

Powering a Healthy Planet

Each Aptera owner can significantly reduce their carbon footprint. Making it easier for everyone to do their part to keep our planet healthy for future generations.

Obsessed with

Aptera's efficiency starts with its ma
have lower cost and lower carbon fo
environmental impact at every step.





Powering a Healthy Planet

Each Aptera owner can significantly reduce their carbon footprint. Making it easier for everyone to do their part to keep our planet healthy for future generations.

Obsessed with efficiency

Aptera's efficiency starts with its manufacture. With only six key structural parts have lower cost and lower carbon footprint technologies that assure minimal environmental impact at every step.





ring a Healthy Planet

owner can significantly reduce their carbon footprint. Making it easier for do their part to keep our planet healthy for future generations.

Obsessed with efficiency

Aptera's efficiency starts with its manufacture. With only six key structural parts, we have lower cost and lower carbon footprint technologies that assure minimal environmental impact at every step.

wner can significantly reduce their carbon footprint. Making it easier for o their part to keep our planet healthy for future generations.

Aptera's efficiency starts with its manufacture. With only six key structural parts, we have lower cost and lower carbon footprint technologies that assure minimal environmental impact at every step.

Use of Offering Proceeds
(Available in Form C)

Purpose of Allocated Funds	Allocations if $25,000 raised (after offering expenses)	Allocations if $5,000,000 raised (after offering expenses)
Offering Costs	$ 2,250	$ 252,000
General & Administrative	$ 22,750	$ 1,748,000
Tooling & Equipment	$ 0	$ 3,000,000

Use of Proceeds

A complete look at use of proceeds from this offering can be found in the Form C filed with the SEC

Risk Factors

Risk factors: all investors should review the Risk Factors section within the Form C filed with the SEC for details about the risks associated with early-stage investing.

Frequently Asked Questions

What is Regulation CF?

Regulation CF allows investors to invest in startups and early-growth companies. This is different from helping a company raise money on Kickstarter; by investing in a Regulation CF Offering, you aren't buying products or merchandise - you are buying securities from a company that has filed a Form C with the US Securities and Exchange Commission. Investments in securities of any kind carry inherent levels of risk - all investors should review the Form C in entirety before making an investment, including any risk disclosures. You can learn more about Regulation CF here.

Who is eligible to invest?

The American JOBS ACT has created a new opportunity for entrepreneurs to raise capital and investors to now invest in private, early-stage opportunities.

Previously these early-stage investments were limited to accredited investors (those with a net worth or more than $1M or income of more than $200k). Although this is a new and exciting opportunity, there are still some limitations placed around how much a non-accredited investor may invest - please consult the Issuance Express education page to learn more.

What are the tax implications of making a Reg CF investment?

We cannot give tax advice, and we encourage you to talk with your accountant or tax advisor before making an investment.

How was the valuation determined?

The company relied on its own internal valuations from a previous offering to determine the offering price. For more information about the securities offered in this Offering, please refer the Form C filed with the SEC.

What is the market for these securities? How can I expect to see a return on my investment if I invest in this offering?

Investing in any offering of securities by an early or growth stage company, including this one, carries inherent risk. There may not be a market for these securities in the immediate future or at any point in time, and an early stage investment may be largely illiquid due to the lack of a secondary market. Please consult the Form C filing for further information about risks and the potential of a return on investment, including within the section titled "Risks Related to Our Securities".

What is Issuance Express?

Jumpstart Micro, Inc d.b.a. Issuance Express ("Issuance Express") is a Funding Portal registered with the SEC and a member of FINRA. Under Regulation Crowdfunding, Issuance Express acts as an intermediary platform for Issuers (companies selling securities in compliance with the regulations) and Investors (individuals purchasing securities offered by Issuers). Issuance Express does not provide investment advice or make any investment recommendations to any persons, ever. Please see the disclosures for more details.

Investing in any offering of securities by an early or growth stage company, including this one, carries inherent risk. There may not be a market for these securities in the immediate future or at any point in time, and an early stage investment may be largely illiquid due to the lack of a secondary market. Please consult the Form C filing for further information about risks and the potential of a return on investment, including within the section titled "Risks Related to Our Securities".

What is Issuance Express?

Jumpstart Micro, Inc d.b.a. Issuance Express ("Issuance Express") is a Funding Portal registered with the SEC and a member of FINRA. Under Regulation Crowdfunding, Issuance Express acts as an intermediary platform for Issuers (companies selling securities in compliance with the regulations) and Investors (individuals purchasing securities offered by Issuers). Issuance Express does not provide investment advice or make any investment recommendations to any persons, ever. Please see the disclosures for more details.



We intend to change

We intend to change
the Future

Doing the impossible — something no other automakers have been brave enough to do. We're harnessing the power of the sun to make life off the grid a reality for everyone.



Invest

Minimum Investment: $1,000 · Share Price: $10.50 · Minimum Target Offering: $25K · Maximum Offering: $5M · View Form C →

Invest $1,000+

Receive a $100 coupon, which can be applied to your Aptera reservation fee or the purchase price of your vehicle in the future.

Invest $2,000+

Receive a $1,000 coupon used to discount the purchase price of your vehicle in the future.

Invest $10,000+

Receive a $100 coupon, and a 5% discount on your Aptera (up to $2,500 value, applied after other coupons).

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Forward-Looking Statements Disclaimer
The offering materials and this letter may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company's management. When used in the offering materials, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.